Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

THIRD QUARTER EARNINGS

MIAMI (September 22, 2009) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $1.1 billion, or $1.33 diluted EPS, on revenues of $4.1 billion for its third quarter ended August 31, 2009. Net income for the third quarter of 2008 was $1.3 billion, or $1.65 diluted EPS, on revenues of $4.8 billion.

Micky Arison, Carnival Corporation & plc Chairman and CEO, commenting on third quarter results said, “given the global economic environment earning more than $1 billion this quarter was quite an achievement and is a testament to the power of our global brands. Our net income for the quarter exceeded our previous guidance, as a result of better than expected pricing on close-in bookings worldwide during the seasonally strong summer period.”

Key metrics for the third quarter of 2009 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day) decreased 12.3 percent for Q3 2009 which was better than our June guidance of down 14 to 16 percent. Net revenue yields in current dollars decreased 16.5 percent due to unfavorable currency exchange rates. Gross revenue yields in current dollars decreased 17.6 percent.

•

Excluding fuel, net cruise costs per available lower berth day (“ALBD”) for Q3 2009 were 0.7 percent lower on a constant dollar basis. Excluding the impact of the $26 million insurance settlement received during the same period last year, net cruise costs per ALBD excluding fuel were 2.4 percent lower on a constant dollar basis.

•

Including fuel, net cruise costs per ALBD decreased 11.4 percent on a constant dollar basis (decreased 14.8 percent in current dollars). Gross cruise costs per ALBD decreased 17.1 percent in current dollars.

•	Fuel price decreased 39 percent to $405 per metric ton for Q3 2009 from $666 per metric ton in Q3 2008 and was in line with the June guidance of $406 per metric ton.

Outlook

Since June, booking volumes for the remainder of 2009 and the first half of 2010 are running 19 percent ahead of the prior year. Although occupancy levels are catching up with last year they are still slightly behind, with ticket prices for these bookings also at lower levels.

“While the environment for travel remains challenging, we are encouraged by the strength we have had in booking volumes throughout the year. Consumers are responding to the attractive pricing and product offerings our brands have in the marketplace. We have begun to experience an extension in the booking window as consumers realize the best value by booking early. For consumers, the value proposition has never been greater than it is now, so prospective vacationers looking for the best price should act quickly,” said Arison.

Based primarily on the strength in the third quarter, the company now expects full year net revenue yields, on a constant dollar basis, to decrease 10 percent, at the better end of its previous guidance range of down 10 to 12 percent. The company forecasts a 14 percent decline in net revenue yields on a current dollar basis for the full year 2009 compared to 2008 caused by unfavorable movements in currency exchange rates.

The company continues to expect net cruise costs excluding fuel for the full year 2009 to be in line with the prior year on a constant dollar basis. Based on current spot prices for fuel, forecasted fuel costs for the full year have increased $40 million since the previous guidance, costing $0.05 per share. This has been partially offset by favorable movements in currency exchange rates worth $0.03 per share.

Taking all the above factors into consideration, the company now forecasts full year 2009 earnings per share to be in the range of $2.16 to $2.20, compared to its previous guidance range of $2.00 to $2.10.

Fourth Quarter 2009

Fourth quarter constant dollar net revenue yields are expected to decline in the 11 to 13 percent range (down 9 to 11 percent on a current dollar basis). Net cruise costs excluding fuel, for the fourth quarter are expected to be down slightly compared to the prior year on a constant dollar basis.

Based on current fuel prices and currency exchange rates, the company expects earnings for the fourth quarter of 2009 to be in the range of $0.16 to $0.20 per share, down from $0.47 per share in 2008.

In June the company took delivery of Seabourn Odyssey, Seabourn’s first newbuild in two decades. Just last week, the company took delivery of Carnival Cruise Lines’ new flagship, the 3,652-passenger Carnival Dream, the lines’ largest ship ever. Both are achieving significant premiums above other vessels in their respective brands.

Selected Key Forecast Metrics

	Full Year 2009		Fourth Quarter 2009
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	(14)%	(10)%	(9) to (11)%	(11) to (13)%
Net cruise cost per ALBD	(12)%	(9)%	(2) to (4)%	(4) to (6)%

	Full Year 2009		Fourth Quarter 2009
Fuel price per metric ton	$365		$465
Fuel consumption (metric tons in thousands)	3,190		830
Currency
Euro	$1.39 to €1		$1.46 to €1
Sterling	$1.57 to £1		$1.67 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2009 third quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 93 ships totaling more than 180,000 lower berths with 12 new ships scheduled to be delivered between January 2010 and May 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions, including fuel price increases, high unemployment rates, and declines in the securities, real estate and other markets, and perceptions of these conditions may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and net worth and this group’s confidence in their country’s economy; fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against the euro and sterling; the international political climate, armed conflicts, terrorist and pirate attacks and threats thereof, and other world events affecting the safety and security of travel; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and overcapacity offered by cruise ship and land-based vacation alternatives; accidents, the spread of contagious diseases, adverse weather conditions or natural disasters, such as hurricanes and earthquakes, and other incidents (including, but not limited to, ship fires and machinery and equipment failures or improper operation thereof), which could cause, among other things, individual or multiple port closures, injury, death, alteration of cruise itineraries or cancellation of a cruise or series of cruises or tours; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences; changes in and compliance with laws and regulations relating to employment, environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate; increases in global fuel demand and pricing, fuel supply disruptions and/or other events on Carnival Corporation & plc fuel and other expenses, liquidity and credit ratings; increases in Carnival Corporation plc’s future fuel expenses from implementing approved International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas, including the proposed establishment of a U.S./ Canadian Emissions Control Area (“ECA”), which will, if established, significantly affect the quality and price of fuel that ships will be required to burn within this ECA; changes in financing and operating costs, including changes in interest rates and food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship maintenance, repairs and refurbishments, including ordering additional ships for its cruise brands from European shipyards, on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; Carnival Corporation & plc’s ability to implement its brand strategies and to continue to operate and expand its business internationally; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and cruise shipyards and their subcontractors; availability and pricing of air travel services, especially as a result of significant increases in air travel costs; changes in the global credit markets on Carnival Corporation & plc’s counterparty risks, including those associated with its cash equivalents, committed financing facilities, contingent obligations, derivative instruments, insurance contracts and new ship progress payment guarantees; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology networks; lack of continuing availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company structure, including the uncertainty of its tax status. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACT
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended August 31,				Nine Months Ended August 31,
	2009		2008		2009	2008
	(in millions, except per share data)
Revenues
Cruise
Passenger tickets	$3,105		$3,658		$7,566	$8,684
Onboard and other	825		864		2,132	2,309
Other	209		292		253	351

	4,139		4,814		9,951	11,344

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	515		660		1,469	1,743
Onboard and other	131		134		345	380
Payroll and related	387		381		1,105	1,106
Fuel	327		529		778	1,346
Food	223		231		624	648
Other ship operating	498		505		1,444	1,428
Other	145		194		196	256

Total	2,226		2,634		5,961	6,907
Selling and administrative	381		372	(a)	1,166	1,222
Depreciation and amortization	336		323		964	936

	2,943		3,329		8,091	9,065

Operating Income	1,196		1,485		1,860	2,279

Nonoperating (Expense) Income
Interest income	4		8		10	30
Interest expense, net of capitalized interest	(95)		(108)		(281)	(308)
Other (expense) income, net	(8)				16 (b)	6

	(99)		(100)		(255)	(272)

Income Before Income Taxes	1,097		1,385		1,605	2,007

Income Tax Expense, Net	(24	) (c)	(52	) (a) (c)	(8)	(48)

Net Income	$1,073		$1,333		$1,597	$1,959

Earnings Per Share
Basic	$1.36		$1.70		$2.03	$2.49

Diluted	$1.33		$1.65		$2.00	$2.43

Dividends Declared Per Share			$0.40			$1.20

Weighted-Average Shares Outstanding – Basic	787		786		787	786

Weighted-Average Shares Outstanding – Diluted	809		814		809	818

(a)	Includes a $26 million gain from insurance settlement and a $7 million related income tax expense.
(b)	Includes a $15 million gain from the unwinding of a lease out and lease back type transaction.
(c)	Includes a $10 million income tax benefit in 2009 and a $6 million income tax expense in 2008 related to changes in uncertain income tax position liabilities.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

	August 31, 2009	November 30, 2008	August 31, 2008
	(in millions, except par values)
ASSETS
Current Assets
Cash and cash equivalents	$976	$650	$792
Trade and other receivables, net	476	418	642
Inventories	309	315	365
Prepaid expenses and other	337	267	254

Total current assets	2,098	1,650	2,053

Property and Equipment, Net	28,882	26,457	27,735

Goodwill	3,402	3,266	3,500

Trademarks	1,332	1,294	1,359

Other Assets	645	733	631

	$36,359	$33,400	$35,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$199	$256	$63
Current portion of long-term debt	1,264	1,081	888
Convertible debt subject to current put options	278	271	232
Accounts payable	612	512	505
Accrued liabilities and other	886	1,142	1,224
Customer deposits	2,536	2,519	2,917

Total current liabilities	5,775	5,781	5,829

Long-Term Debt	8,373	7,735	8,345

Other Long-Term Liabilities and Deferred Income	651	786	783

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 644 shares at 2009 and 643 shares at 2008 issued	6	6	6
Ordinary shares of Carnival plc; $1.66 par value; 226 shares authorized; 213 shares at 2009 and 2008 issued	354	354	354
Additional paid-in capital	7,695	7,677	7,666
Retained earnings	15,577	13,980	13,925
Accumulated other comprehensive income (loss)	199	(623)	666
Treasury stock; 20 shares at 2009 and 19 shares at 2008 of Carnival Corporation and 51 shares at 2009 and 52 shares at November 2008 and 51 shares at August 2008 of Carnival plc, at cost	(2,271)	(2,296)	(2,296)

Total shareholders’ equity	21,560	19,098	20,321

	$36,359	$33,400	$35,278

CARNIVAL CORPORATION & PLC

SELECTED INFORMATION

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
	(in millions, except statistical information)
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,485	2,322	6,383	6,218
Occupancy percentage	111.4%	110.9%	106.4%	106.8%
Fuel consumption (metric tons in thousands)	807	795	2,359	2,383
Fuel cost per metric ton (a)	$405	$666	$330	$565
Currency
U.S. dollar to €1	$1.41	$1.54	$1.37	$1.53
U.S. dollar to £1	$1.64	$1.95	$1.53	$1.97

CASH FLOW INFORMATION
Cash from operations	$1,189	$1,064	$2,630	$2,879
Capital expenditures	$446	$1,130	$2,402	$2,723
Dividends paid		$315	$314	$945

SEGMENT INFORMATION
Revenues
Cruise	$3,930	$4,522	$9,698	$10,993
Other	312	399	373	478
Intersegment elimination	(103)	(107)	(120)	(127)

	$4,139	$4,814	$9,951	$11,344

Operating expenses
Cruise	$2,081	$2,440	$5,765	$6,651
Other	248	301	316	383
Intersegment elimination	(103)	(107)	(120)	(127)

	$2,226	$2,634	$5,961	$6,907

Selling and administrative expenses
Cruise	$372	$364	$1,142	$1,197
Other	9	8	24	25

	$381	$372	$1,166	$1,222

Depreciation and amortization
Cruise	$327	$314	$937	$909
Other	9	9	27	27

	$336	$323	$964	$936

Operating income
Cruise	$1,150	$1,404	$1,854	$2,236
Other	46	81	6	43

	$1,196	$1,485	$1,860	$2,279

(a)	Fuel cost per metric ton is calculated by dividing the cost of our fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
	(in millions, except ALBDs and yields)
Cruise revenues
Passenger tickets	$3,105	$3,658	$7,566	$8,684
Onboard and other	825	864	2,132	2,309

Gross cruise revenues	3,930	4,522	9,698	10,993
Less cruise costs
Commissions, transportation and other	(515)	(660)	(1,469)	(1,743)
Onboard and other	(131)	(134)	(345)	(380)

Net cruise revenues (a)	$3,284	$3,728	$7,884	$8,870

ALBDs (b)	16,241,798	15,392,070	46,063,860	44,034,240

Gross revenue yields (a)	$241.99	$293.82	$210.54	$249.65

Net revenue yields (a)	$202.21	$242.27	$171.16	$201.45

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:
	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
	(in millions, except ALBDs and costs per ALBD)
Cruise operating expenses	$2,081	$2,440	$5,765	$6,651
Cruise selling and administrative expenses	372	364	1,142	1,197

Gross cruise costs	2,453	2,804	6,907	7,848
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(515)	(660)	(1,469)	(1,743)
Onboard and other	(131)	(134)	(345)	(380)

Net cruise costs (a)	$1,807	$2,010	$5,093	$5,725

ALBDs (b)	16,241,798	15,392,070	46,063,860	44,034,240

Gross cruise costs per ALBD (a)	$151.07	$182.17	$149.96	$178.23

Net cruise costs per ALBD (a)	$111.29	$130.62	$110.57	$130.03

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non–GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining our non-GAAP financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using them to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of Carnival Corporation & plc’s operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies, and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our two non-GAAP financial measures assuming the current period currency exchange rates have remained constant with the prior year’s comparable period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $3.5 billion and $1.9 billion for the three months ended August 31, 2009 and $8.4 billion and $5.4 billion for the nine months ended August 31, 2009, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $4.1 billion and $2.6 billion for the three months ended August 31, 2009 and $10.4 billion and $7.4 billion for the nine months ended August 31, 2009, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three and nine months ended August 31, 2009, compared to the prior year’s comparable periods.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

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